UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2015

PayPal Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36859	47-2989869
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2211 North First Street
San Jose, CA 95131
(Address of principal executive offices)

(408) 967-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015, PayPal Holdings, Inc. (“PayPal”, “we” or “us”) issued a press release announcing the appointment of John D. Rainey (“Mr. Rainey”) as Senior Vice President and Chief Financial Officer of PayPal, to be effective August 24, 2015. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Rainey, age 44, joins PayPal from United Continental Holdings, Inc., where he was executive vice president and chief financial officer for United Airlines. Prior to this position, Mr. Rainey was senior vice president of financial planning and analysis, overseeing United Airlines' budget and forecast, capital plan and financial analysis. Prior to the merger of United Airlines and Continental Airlines in 2010, Mr. Rainey was vice president of financial planning and analysis at Continental Airlines.

In conjunction with Mr. Rainey’s appointment as Senior Vice President and Chief Financial Officer, PayPal and Mr. Rainey have entered into a letter agreement (the “Rainey Agreement”). The summary below describes the key terms of the Rainey Agreement.

Position and Duties	Senior Vice President and Chief Financial Officer of PayPal, reporting to PayPal’s President and Chief Executive Officer.
Annual Cash Compensation	Mr. Rainey’s annual base salary will be $650,000, and his annual target bonus opportunity will be 100% of his base salary.
Make-good Cash Payments
In connection with his departure from his prior employment, Mr. Rainey will forfeit certain cash bonuses and equity vesting that he would be likely to receive if he stayed with his prior employer. To compensate Mr. Rainey for these forfeitures, we have agreed to pay Mr. Rainey certain “Make-good Cash Payments” to make him whole for any such lost bonus opportunity and/or forfeited cash and/or equity awards, up to a total possible amount (before taxes) of $6,150,000 (all of which is subject to service vesting conditions), in respect of any such lost bonus opportunity and forfeited cash and equity awards. Certain of the Make-good Cash Payments are subject to repayment in the event Mr. Rainey voluntarily resigns from his employment without good reason on or prior to December 31, 2016.

Initial Equity Awards
Shortly after he starts employment with us, Mr. Rainey will receive equity awards in the form of time-based restricted stock units (RSUs) valued at $1.5 million, performance-based restricted stock units (PBRSUs) in respect of our 2015-2016 performance period with a target value of $2.5 million, and stock options valued at $1.0 million. In recognition of significant equity awards that Mr. Rainey forfeited in connection with his departure from his prior employer, Mr. Rainey will also receive a supplemental award of RSUs (the “Supplemental RSU Award”) valued at $4.5 million. All of the foregoing equity grants will have vesting schedules that provide for full vesting by no later than the fourth anniversary of the date of grant.

Relocation Benefits
Mr. Rainey will be covered by our general relocation assistance program to aid him in his relocation to the San Francisco Bay Area ("Bay Area"), including a Real Estate Assistance payment in the amount of $1.0 million to assist with the costs associated with the purchase of a home in the Bay Area.  All or a portion of this amount is subject to repayment in the event Mr. Rainey’s employment ceases for reasons of cause or he voluntarily resigns without good reason on or prior to the second anniversary of his employment date.  PayPal will also provide him with: (1) a reasonable allowance to cover the cost of temporary housing in the Bay Area for up to six months following his start date with PayPal; and (2) reasonable travel-related expenses to and from the Bay Area for up to six months following his start date with PayPal.

Severance Benefits
Upon a termination of Mr. Rainey’s employment by PayPal without “cause” or a resignation by Mr. Rainey for “good reason” (as defined in the Rainey Agreement) outside of a “change in control period” (as defined in the Rainey Agreement), Mr. Rainey will receive, in addition to earned but unpaid compensation and benefits, a lump sum cash payment, payable subject to his execution of a release of claims, equal to the sum of:
(1) (a) during the first two years of his employment, two times the sum of his annual base salary plus his target annual bonus; (b) following the second anniversary of his employment date, 1.5 times the sum of his annual base salary plus his target annual bonus;
(2) any Make-good Cash Payments unpaid as of the date of termination;
(3) with the exception of the Supplemental RSU Award, the value of twelve months’ vesting in all outstanding and unvested equity awards, which may be paid in a cash equivalent or in accelerating equity vesting; and
(4) with respect to the Supplemental RSU Award, the value of full vesting in any portion of the award that is outstanding and unvested equity awards, which may be paid in a cash equivalent or in accelerating equity vesting;
Upon a termination of Mr. Rainey’s employment by PayPal without “cause” or a resignation by Mr. Rainey for “good reason” (as defined in the Rainey Agreement) during a “change in control period” (as defined in the Rainey Agreement), Mr. Rainey will receive, in addition to earned but unpaid compensation and benefits, a lump sum cash payment, payable subject to his execution of a release of claims, equal to the sum of:
(1) two times the sum of his annual base salary plus his target annual bonus;
(2) any Make-good Cash Payments unpaid as of the date of termination; and
(3) the value of full vesting in all outstanding and unvested equity awards, which may be paid in a cash equivalent or in accelerating equity vesting.

Death or Disability
If Mr. Rainey’s employment terminates due to his death or disability, he will receive a cash payment equal to the value of all outstanding and unvested equity awards that would have become vested within 24 months after his death or disability.

No Tax Gross-ups	Mr. Rainey is not entitled to any “golden parachute” tax gross-up payments under any plan or agreement with PayPal.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Rainey Agreement, which will be filed with PayPal's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Upon Mr. Rainey’s appointment, Patrick Dupuis, who is currently serving as PayPal's Interim Chief Financial Officer, will assume new responsibilities within PayPal. Mr. Dupuis will no longer be deemed an "executive officer" within the meaning of Section 16 and Rule 16a-1(f) of the rules promulgated under the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PayPal Holdings, Inc.
(Registrant)

Date: August 4, 2015	/s/ Russell S. Elmer
Name: Russell S. Elmer
Title: Vice President, Deputy General Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 4, 2015